NEWS RELEASE

                                                                     May 1, 2003

FOR RELEASE AT 6:00 A.M. EDT THURSDAY, MAY 1, 2003

NWN REPORTS RESULTS FOR QUARTER ENDED 3/31/03

         PORTLAND, Ore. - Northwest Natural Gas Company (NYSE: NWN), dba NW Natural, reported consolidated earnings applicable to common stock of $26.3 million, equivalent to $1.01 a diluted share, for the three months ended March 31, 2003, Mark S. Dodson, president and chief executive officer, said Thursday. These results compare to earnings of $33.9 million, or $1.32 a diluted share, in the first quarter of 2002.

         "We faced some challenges in the first quarter due to the impact of much warmer than average weather and a weak economy," Dodson said, "but we were able to mitigate these effects through the advantageous use of our gas supply portfolio and continuing growth in earnings from our gas storage operations."

First Quarter Detail
--------------------

         Total gas deliveries in the first quarter were 347 million therms, down 12 percent from the first quarter of 2002. Operating margin (gross revenues minus cost of sales) was $98.6 million, down $12.1 million or 11 percent from last year.

         The lower sales and operating margin in the first quarter of 2003 were primarily due to the effects of warmer weather in the Company's temperature-sensitive market segments. Weather in NW Natural's service area in Oregon and Washington was 8 percent warmer than the 20-year average for the period and 12 percent warmer than last year's first quarter. Sales to residential and commercial customers were 220 million therms, down 10 percent from last year. The Company estimates that the warmer weather and related factors in the first quarter reduced sales to these customers from last year's levels by about 32 million therms and margin by about $11.7 million, equivalent to 28 cents a share.

         Sales and transportation deliveries to industrial customers in the first quarter were 126 million therms, down 14 percent from the first quarter of 2002. Margin from the industrial market was down 21 percent. The decline in deliveries was due to a combination of warmer weather and the weaker economy, while the greater percentage decline in margin was due to shifts by some customers during 2002 from higher-margin sales or transportation schedules to lower-margin transportation schedules.

         NW Natural has a Purchased Gas Adjustment (PGA) tariff in Oregon under which it absorbs 33 percent of any excess cost of gas, or retains 33 percent of any savings, both as compared to the gas commodity prices built into rates. NW Natural's gas costs in the first quarter of 2003 were slightly lower than the gas costs embedded in rates, despite rising gas prices in the spot market, with the effect that NW Natural's share of the savings increased margin by $0.6 million, equivalent to about 1 cent a share of earnings. Last year, NW Natural's gas costs in the first quarter were much lower than the projected costs built into rates, and the Company's share of the savings realized from its gas purchases during the quarter contributed $8.7 million of margin, equivalent to 21 cents a share of earnings.

         Due to the warm weather and the reduced gas requirements of its industrial sales customers during the first quarter, NW Natural was able to use gas supplies that were under contract for the winter season, but were not required for delivery to core market customers, to make sales in the off-system market. The purchase prices for this gas had been locked-in through commodity swap and call option agreements entered into last year at levels much lower than current market prices, so the gas could be sold in the interstate market at a gain. Under the PGA tariff, the margin from these sales is treated as a reduction to the cost of gas, with the effect that 67 percent is deferred for refund to NW Natural's customers and the remaining 33 percent is retained by the Company. NW Natural's share of the margin from off-system gas sales in the first quarter of 2003 was $4.0 million, equivalent to 9 cents a share of earnings, compared to $0.2 million or less than 1 cent a share in the first quarter of 2002.

         NW Natural earned $1.3 million, after tax and revenue sharing, from interstate gas storage services in the first quarter of 2003. These earnings were equivalent to 5 cents a share, compared to earnings from storage services of 3 cents a share in the first quarter of 2002. The Company provides gas storage services to customers in the interstate market from its Mist gas storage field, using storage capacity that has been developed in advance of core utility customers' requirements.

         Results for the first quarter of 2003 include negligible margin from the electric generation market, compared to $2.3 million of margin from this market in the first quarter of 2002. The difference is equivalent to an earnings reduction of about 5 cents a share. One-year contracts for service to two customers in this market went into effect in the second half of 2001. The customers did not extend the contracts beyond their expiration dates on June 30, 2002; spot market electricity prices by then had gone down and wholesale power supplies were more readily available.

         Despite the current weakness in the regional economy, NW Natural continues to be one of the fastest growing gas distribution utilities in the country. The 19,086 customers added to the Company's system since March 31, 2002, represent a growth rate of 3.5 percent. Customer growth in the past year contributed an estimated 7 million therms in sales volumes and $2.7 million in margin to the first quarter's results.

Updated Outlook for 2003
------------------------

         NW Natural estimates that its earnings for the quarter ending June 30, 2003, will be in the range of 5 to 15 cents a share, and now estimates that its earnings for 2003 will be in the range of $1.65 to $1.80 a share. Consistent with prior earnings guidance, both estimates assume average weather conditions for the balance of the year.

         The earnings estimate for 2003 also assumes results in NW Natural's general rate case in Oregon that are consistent with the revenue requirement requested in its filing. NW Natural filed its general rate case in November 2002, proposing a revenue increase of $38 million per year from Oregon operations through rate increases averaging 6.8 percent. The filing is subject to approval by the Oregon Public Utility Commission (OPUC), which is expected to authorize new rates to be in effect during the fourth quarter of 2003. The filing includes a proposal for a weather normalization mechanism that would reduce the Company's financial exposure if weather is significantly warmer than average, as well as its customers' exposure to high gas bills if weather is significantly colder than average. Weather normalization rate treatment, if approved by the OPUC for NW Natural, would be applied on a prospective basis.

Dividends Declared
------------------

         The Board of Directors of NW Natural has declared a quarterly dividend of 31.5 cents a share on the Company's common stock, as well as regular quarterly dividends on its preferred stock. The dividends will be paid on May 15, 2003, to shareholders of record on April 30, 2003.

         NW Natural serves about 566,000 customers in Oregon and southwest Washington.

         NOTE: This report contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results will be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including governmental policy and regulatory action, the competitive environment and economic factors, as well as weather conditions. For a more complete description of these uncertainties and risk factors, see the Company's filing with the

Securities and Exchange Commission on Form 10-K for the year ended Dec. 31,
2002.

                                       -0-

PRESS CONTACT:          Steve Sechrist
                        503/226-4211 Ext. 3517

INVESTOR CONTACT:       James Boehlke
                        503/721-2451
                        503/226-4211 Ext. 2451

                          NORTHWEST NATURAL GAS COMPANY
                          Comparative Income Statement
                           (Consolidated - Unaudited)

                                                                 Three Months Ended
                                                                 ------------------                    Increase
                                                          3/31/03                3/31/02              (Decrease)
                                                          -------                -------              ----------
           1.Gross Operating Revenues                 $  206,539,000         $  278,563,000         $   (72,024,000)
           2.Net Income                               $   26,404,000         $   34,447,000         $    (8,043,000)
         a/3.Earnings Applicable to
             Common Stock                             $   26,257,000         $   33,852,000         $    (7,595,000)
           4.Average Shares of
             Common Stock
             Outstanding                                  25,617,000             25,266,000                 351,000
         a/5.Basic Earnings Per Share
             of Common Stock                          $         1.03         $         1.34         $         (0.31)
         a/6.Diluted Earnings Per Share
             of Common Stock                          $         1.01         $         1.32         $         (0.31)


                                                                Twelve Months Ended
                                                                -------------------                    Increase
                                                          3/31/03                3/31/02              (Decrease)
                                                          -------                -------              ----------

           1.Gross Operating Revenues                 $  569,352,000         $  711,474,000         $  (142,122,000)
           2.Net Income                               $   35,749,000         $   58,727,000         $   (22,978,000)
         a/3.Earnings Applicable to
             Common Stock                             $   33,917,000         $   56,339,000         $   (22,422,000)
           4.Average Shares of
             Common Stock
             Outstanding                                  25,518,000             25,174,000                 344,000
         a/5.Basic Earnings Per Share
             of Common Stock                          $         1.33         $         2.24        $          (0.91)
         a/6.Diluted Earnings Per Share
             of Common Stock                          $         1.32         $         2.21        $          (0.89)


         a/After allowance for preferred and preference stock dividend requirements.


                          NORTHWEST NATURAL GAS COMPANY
                              Financial Highlights
                      (Thousands, except per share amounts)
                              First Quarter - 2003

                                                                        3 MONTHS ENDED                  12 MONTHS ENDED
                                                                            MARCH 31                        MARCH 31
                                                                    -----------------------        -----------------------
                                                                        2003          2002              2003          2002
Gross Operating Revenues                                            $ 206,539     $ 278,563        $  569,352   $  711,474
Cost of Sales                                                         107,951       167,897           293,886      416,450
                                                                    -----------------------        -----------------------
Operating Margin                                                       98,588       110,666           275,466      295,024
Operating Expense:
  O&M                                                                  24,071        22,169            87,022       85,046
  Other Taxes                                                          10,817        12,002            32,891       34,548
  D&A                                                                  13,166        12,814            52,442       50,326
                                                                    -----------------------        -----------------------
      Total Operating Expenses                                         48,054        46,985           172,355      169,920
                                                                    -----------------------        -----------------------
Operating Income                                                       50,534        63,681           103,111      125,104
Other Income (Expense)                                                   (584)         (870)          (14,604)        (142)
Interest Charges - Net                                                  8,946         8,149            34,929       33,694
Income Tax Expense                                                     14,600        20,215            17,829       32,541
                                                                    -----------------------        -----------------------
Net Income from Operations                                             26,404        34,447            35,749       58,727
  Preferred and Preference Dividends                                      147           595             1,832        2,388
                                                                    -----------------------        -----------------------
Earnings Applicable to Common Stock                                 $  26,257     $  33,852        $   33,917   $   56,339
                                                                    =======================        =======================
Common Shares Outstanding:
  Average for Period                                                   25,617        25,266            25,518       25,174
  End of period                                                        25,647        25,308            25,647       25,308
Earnings per Share:

  Basic                                                             $    1.03     $    1.34        $     1.33   $     2.24
  Diluted                                                           $    1.01     $    1.32        $     1.32   $     2.21

Dividends Paid Per Share                                            $   0.315     $   0.315        $     1.26   $     1.25
Common Stock Equity                                                 $ 502,800     $ 496,280        $  502,800   $  496,280
Book Value Per Share - end of period                                $   19.60     $   19.61        $    19.60   $    19.61
Market Closing Price - end of period                                $   25.10     $   28.01        $    25.10   $    28.01

Total Customers-end of period                                         565,892       546,806           565,892      546,806

Gas Deliveries (therms)
  Res. & Comm. Customers                                              219,761       244,315           566,075      603,794
  Industrial Firm                                                      14,554        23,755            54,014       80,069
  Industrial Interruptible                                              3,685        14,375            15,551       64,174
  Transportation                                                      109,160       110,732           444,427      384,042
                                                                    -----------------------        -----------------------
Total                                                                 347,160       393,177         1,080,067    1,132,079

Gas Revenues
  Res. & Comm. Customers                                            $ 186,573     $ 241,596        $  488,485   $  582,969
  Industrial Firm                                                       8,666        17,865            33,766       53,869
  Industrial Interruptible                                              1,844         9,896             7,885       36,954
  Transportation                                                        5,805         6,452            25,373       22,669
  Other revenues                                                        1,051           173             4,896         (370)
                                                                    -----------------------        -----------------------
Total                                                               $ 203,939     $ 275,982        $  560,405   $  696,091

Degree Days
  Normal (20-year average)                                              1,838         1,836             4,218        4,211
  Actual                                                                1,683         1,920             3,995        4,355
Colder (warmer) than normal                                                (8)%           5%               (5)%          3%
